Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF ALLIED IRISH BANK, P.L.C.

(AS OF DECEMBER 31, 2009)

AIB Mortgage Bank, incorporated in the Republic of Ireland

AIB Group (UK) p.l.c., incorporated in Northern Ireland and trading as First Trust Bank in Northern Ireland and as Allied Irish Bank (GB) in Great Britain

Bank Zachodni WBK S.A., incorporated in the Republic of Poland

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